Exhibit 99.1

Contacts:	Jeffrey C. Benzing	Robin Yim
	Chief Administrative Officer	Investor Relations
	Novellus Systems, Inc.	Novellus Systems, Inc.
	Phone: (408) 943-9700	Phone: (408) 943-9700

FOR IMMEDIATE RELEASE

NOVELLUS SYSTEMS REPORTS FIRST QUARTER RESULTS

SAN JOSE, Calif., April 21, 2008—Novellus Systems, Inc. (NASDAQ: NVLS) today reported net sales and results of operations for its first quarter ended March 29, 2008. Net sales for the first quarter were $314.7 million, down $48.8 million or 13.4 percent from fourth quarter 2007 net sales of $363.5 million, and down $82.3 million or 20.7 percent from first quarter 2007 net sales of $397.0 million. Net income for the first quarter was $15.5 million, or $0.15 per diluted share, down $37.3 million or 70.6 percent from fourth quarter 2007 net income of $52.9 million, and down $38.3 million or 71.1 percent from first quarter 2007 net income of $53.8 million.

First quarter results did not include any unusual charges or benefits in 2007 or 2008. Excluding certain unusual net benefits, fourth quarter 2007 net income was $41.2 million, or $0.37 per diluted share, on a pro forma basis. A reconciliation of pro forma operating results to U.S. generally accepted accounting principles (“GAAP”) for the fourth quarter of 2007 is included below.

Bookings in the first quarter were $297.0 million, down $46.1 million or 13.4 percent from fourth quarter 2007 bookings of $343.1 million. Shipments of $312.9 million in the first quarter represent a decrease of $50.2 million or 13.8 percent from $363.1 million reported for the fourth quarter of 2007. Deferred revenue at the end of the first quarter was $115.7 million, an increase of $9.0 million or 8.4 percent from $106.7 million at the end of 2007.

Cash, cash equivalents, investments and restricted cash as of March 29, 2008 was $576.4 million, a decrease of $181.5 million or 23.9 percent from the 2007 ending balance of $757.8 million. During the first quarter 2008, we purchased approximately 5.8 million shares of our common stock, at an average price of $23.20 per share, for $135.0 million.

Management uses non-GAAP measures to evaluate operating performance. The presentation of net income excluding certain charges and benefits, and the discussion of revenue on a shipments basis are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. We present net income on a pro forma basis, excluding certain charges and benefits, because we believe this helps both management and investors to assess the operating performance of our business by comparing it to prior periods on a more consistent basis. A reconciliation between our GAAP and non-GAAP results is provided in an attached table. Non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.

“It’s clear that our business environment has grown more difficult to predict over the last quarter,” said Richard S. Hill, Chairman and Chief Executive Officer. “Despite the headwinds, we remain focused on right-sizing our operational expenses, committed to the strategic development of our key products, and well positioned to leverage our growth in revenue and earnings when industry conditions improve. We have clearly revitalized our PECVD and Gapfill products, and have seen increasing penetration into both memory and foundry applications.”

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements regarding (i) our continued focus on right-sizing our operational expenses, (ii) our commitment to the strategic development of our products and (iii) our belief that we are well positioned to leverage our growth in revenue and earnings when industry conditions improve, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. These risks and uncertainties include, but are not limited to, inability to sufficiently reduce our operational expenses, inefficiencies in the allocation of funds to our strategic product research and development efforts, inability to increase revenue and earnings, lack of improvement in industry conditions that negatively impact the semiconductor industry and other risks indicated in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2007 and our Current

Reports on Form 8-K and amendments to such reports. Forward-looking statements are made and based on information available to us on the date of this press release. We do not assume, and expressly disclaim, any obligation to update this information.

About Novellus:

Novellus Systems, Inc. (NASDAQ: NVLS) is a leading provider of advanced process equipment for the global semiconductor industry. The Company’s products deliver value to customers by providing innovative technology backed by trusted productivity. An S&P 500 company, Novellus is headquartered in San Jose, CA with subsidiary offices across the globe. For more information please visit www.novellus.com.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(In thousands, except per share amounts) (Unaudited)	March 29 2008	December 31 2007	March 31 2007
Net sales	$314,713	$363,463	$396,974
Cost of sales	169,773	191,600	202,065

Gross profit	144,940	171,863	194,909
%	46.1%	47.3%	49.1%
Operating expenses:
Selling, general and administrative	60,329	59,487	67,100
Research and development	57,340	55,867	60,400
Restructuring and other charges (benefits), net	—	(8,013)	—

Total operating expenses	117,669	107,341	127,500
%	37.4%	29.5%	32.1%

Income from operations	27,271	64,522	67,409
%	8.7%	17.8%	17.0%
Other income, net	1,109	9,993	11,107

Income before income taxes	28,380	74,515	78,516
Provision for income taxes	12,851	21,654	24,733

Net income	$15,529	$52,861	$53,783

Net income per share:
Basic	$0.15	$0.48	$0.43

Diluted	$0.15	$0.47	$0.42

Shares used in basic per share calculation	100,683	111,160	123,979

Shares used in diluted per share calculation	101,375	112,395	127,137

NOVELLUS SYSTEMS, INC.

RECONCILIATION OF NET INCOME

(EXCLUDING CERTAIN CHARGES AND BENEFITS) (1)

	Three Months Ended
(In thousands, except per share amounts) (Unaudited)	March 29 2008	December 31 2007	March 31 2007
Net income excluding certain charges and benefits:	$15,529	$41,217	$53,783
Restructuring and other (charges) benefits, net	—	8,013	—
Reversal of share-based compensation expense (2)	—	8,408	—

Total charges and benefits	—	16,421	—
Tax effect of the above charges and benefits	—	(4,777)	—

Net income	$15,529	$52,861	$53,783

Net income per diluted share excluding certain charges and benefits:	$0.15	$0.37	$0.42
Restructuring and other (charges) benefits, net	—	0.07	—
Reversal of share-based compensation expense (2)	—	0.07	—
Tax effect of the above charges and benefits	—	(0.04)	—

Net income per diluted share	$0.15	$0.47	$0.42

(1)	The reconciliation of net income (excluding certain charges and benefits) is intended to present our operating results, excluding certain charges, benefits and related adjustments on provisions for income taxes. The reconciliation of net income is not in accordance with or an alternative for GAAP and may be different from similar measures by other companies.

(2)	In the fourth quarter of 2007 we determined that certain performance conditions, primarily related to restricted stock awards, were no longer probable of being met. As a result, we reversed $8.4 million of expense recognized in previous periods, $2.4 million of which was recognized in the first quarter of 2007.

NOVELLUS SYSTEMS, INC.

SCHEDULE OF SHARE-BASED COMPENSATION

	Three Months Ended
(In thousands) (Unaudited)	March 29 2008	December 31 2007	March 31 2007
	(1)	(2)	(3)
Cost of sales	$617	$250	$510
Selling, general and administrative	5,256	(35)	5,697
Research and development	2,550	(324)	2,895

Total share-based compensation expenses (benefits)	8,423	(109)	9,102
Benefit (expense) from income taxes	2,154	(148)	2,276

Net share-based compensation expenses	$6,269	$39	$6,826

(1)	Amounts include amortization expense related to stock options of $4.4 million, employee stock purchase plan of $0.8 million and restricted stock awards of $3.2 million.

(2)	Amounts include amortization expense (benefit) related to stock options of $5.1 million, employee stock purchase plan of $0.6 million, and restricted stock awards of $(5.8) million. The fourth quarter 2007 includes the reversal of previously recognized expense for stock options and restricted stock awards of $0.1 million and $8.3 million, respectively.

(3)	Amounts include amortization expense related to stock options of $4.9 million, employee stock purchase plan of $0.6 million and restricted stock awards of $3.6 million.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	March 29 2008 (Unaudited)	December 31 2007 *
ASSETS
Current assets:
Cash and short-term investments	$297,156	$596,766
Accounts receivable, net	374,951	346,866
Inventories	242,723	212,995
Deferred taxes and other current assets	62,749	67,331

Total current assets	977,579	1,223,958
Property and equipment, net	310,695	320,009
Restricted cash	161,564	161,050
Investments	117,634	—
Goodwill	248,827	238,944
Intangible and other assets	130,626	132,982

Total assets	$1,946,925	$2,076,943

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$225,547	$273,437
Deferred profit	53,146	52,252
Income taxes payable	2,620	2,011
Current obligations under lines of credit	12,867	1,509

Total current liabilities	294,180	329,209
Long-term debt	154,227	143,267
Long-term income taxes payable	27,434	27,408
Other liabilities	48,123	47,972

Total liabilities	523,964	547,856

Shareholders’ equity:
Common stock	1,165,074	1,219,533
Retained earnings and accumulated other comprehensive income	257,887	309,554

Total shareholders’ equity	1,422,961	1,529,087

Total liabilities and shareholders’ equity	$1,946,925	$2,076,943

*	The December 31, 2007 condensed consolidated balance sheet was derived from our audited consolidated financial statements.